As filed with the Securities and Exchange Commission on December 23, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HMS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

New York	11-3656261
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

401 Park Avenue South, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

HEALTHDATAINSIGHTS INC. AMENDED 2004 STOCK OPTION/STOCK ISSUANCE PLAN

HDI HOLDINGS, INC. AMENDED 2011 STOCK OPTION AND STOCK ISSUANCE PLAN

(Full Title of the Plan)

Walter D. Hosp, Chief Financial Officer

HMS Holdings Corp.

401 Park Avenue South

New York, NY  10016
(Name and Address of Agent For Service)

212.725.7965

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (5)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
In respect of assumed stock options under the assumed plans listed above: Common Stock, $0.01 par value per share (1)	538,816 shares (1)	$5.65 (3)	$3,044,310.40	$348.88 (3)
In respect of additional shares issuable under the assumed plans listed above: Common Stock, $0.01 par value per share (2)	297,306 shares (2)	$30.68 (4)	$9,121,348.08	$1,045.31 (4)
Total		N/A	$12,165,658.48	$1394.19

(1)                                  Consists of the number of shares subject to outstanding options pursuant to the benefit plans listed above as of December 16, 2011 assumed by HMS Holdings Corp. (the “Registrant”) pursuant to the Agreement and Plan of Merger, dated as of November 7, 2011, by and among the Registrant, Montmartre Merger Sub, Inc., a wholly owned subsidiary of the Registrant, HDI Holdings, Inc. and with respect to certain sections thereof, Fortis Advisors LLC as Securityholders’ Representative (the “Merger Agreement”) multiplied by an exchange ratio to reflect the number of shares of the Registrant’s common stock, $0.01 par value per share (the “Registrant’s Common Stock”) for which such options are exercisable as a result of the Merger Agreement.

(2)                                  Consists of additional shares issuable under the HDI Holdings, Inc. Amended 2011 Stock Option and Stock Issuance Plan which was assumed by the Registrant pursuant to the Merger Agreement, multiplied by an exchange ratio to reflect the number of shares of the Registrant’s Common Stock that will become issuable under such plan as a result of the Merger Agreement.

(3)                                  Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $5.65 per share, which represents the weighted average exercise price of the outstanding stock options under the benefit plans listed above assumed by the Registrant pursuant to the Merger Agreement, divided by an exchange ratio to reflect the price at which such options could be exercised to purchase the Registrant’s Common Stock, pursuant to the terms of the Merger Agreement.

(4)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on December 19, 2011.

(5)                                  In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

INTRODUCTION

On November 7, 2011, HMS Holdings Corp. (the “Registrant”), Montmartre Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), HDI Holdings, Inc. (“HDI”) and with respect to certain sections, Fortis Advisors LLC as Securityholders’ Representative entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, and in accordance with the laws of the state of Nevada, Merger Sub merged with and into HDI on December 16, 2011 (the “Merger”).

The Merger Agreement provided that, at the effective time of the Merger, each option to acquire shares of HDI common stock granted under the HealthDataInsights Inc. Amended 2004 Stock Option/Stock Issuance Plan and the HDI Holdings, Inc. Amended 2011 Stock Option and Stock Issuance Plan (together, the “Benefit Plans”) that was outstanding but not vested as of the effective time of the Merger was assumed by the Registrant (the “Assumed HDI Options”) and became exercisable for shares of the Registrant’s common stock, $0.01 par value per share (the “Registrant’s Common Stock”) following the effective time of the Merger.  From and after the effective time of the Merger, each Assumed HDI Option will continue to have and be subject to the same terms and conditions, including with respect to its vesting schedule, as were in effect with respect to such Assumed HDI Option immediately prior to the effective time of the Merger (including under the terms of the Benefit Plan pursuant to which such Assumed HDI Option was granted), except that (i) each Assumed HDI Option was converted into the right to purchase the number of shares of the Registrant’s Common Stock determined by multiplying the number of unvested shares of HDI common stock covered by the Assumed HDI Option by the Option Exchange Ratio (defined below), rounded down to the nearest whole share and (ii) the per share exercise price for such Assumed HDI Option will thereafter equal the amount determined by dividing the per share exercise price of each Assumed HDI Option as of immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest cent.   The “Option Exchange Ratio” was determined by dividing the per share merger consideration payable to holders of HDI common stock by the average of the volume weighted average closing prices of the Registrant’s Common Stock over the five consecutive trading days ending one trading day immediately prior to the date of the closing of the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)           The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)           The description of the securities contained in the Registrant’s registration statement on Form 8-K/12g-3, as filed with the SEC on March 3, 2003, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.

Item 6.    Indemnification of Directors and Officers.

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify its directors and officers in certain instances.  Section 722 of the New York Business Corporation Law (the “BCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, disinterested director vote, stockholder vote, agreement or otherwise. Article VIII, Section 7, of the Registrant’s by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

Any amendment to or repeal of the Registrant’s certificate of incorporation or by-laws shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The certificate of incorporation of the Registrant (Article Ninth) provides the following:

Pursuant to Section 402(b) of the Business Corporation Law, the liability of the Corporation’s directors to the Corporation or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition, the Registrant maintains directors’ and officers’ liability insurance policies.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.    Undertakings.

1.             Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             Item 512(b) of Regulation S-K.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 23rd day of December, 2011.

HMS HOLDINGS CORP.

By:	/s/ Walter D. Hosp
Walter D. Hosp
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of HMS Holdings Corp. hereby severally constitute and appoint William C. Lucia and Walter D. Hosp, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable HMS Holdings Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Holster	Chairman, Board of Directors	December 23, 2011
Robert M. Holster

/s/ William C. Lucia	Chief Executive Officer and Director (Principal	December 23, 2011
William C. Lucia	Executive Officer)

/s/ Walter D. Hosp	Chief Financial Officer (Principal Financial and	December 23, 2011
Walter D. Hosp	Accounting Officer)

/s/ James T. Kelly	Director	December 23, 2011
James T. Kelly

/s/ William F. Miller III	Director	December 23, 2011
William F. Miller III

/s/ William S. Mosakowski	Director	December 23, 2011
William S. Mosakowski

/s/ Ellen A. Rudnick	Director	December 23, 2011
Ellen A. Rudnick

/s/ Bart M. Schwartz	Director	December 23, 2011
Bart M. Schwartz

/s/ Michael A. Stocker	Director	December 23, 2011
Michael A. Stocker

/s/ Richard H. Stowe	Director	December 23, 2011
Richard H. Stowe

INDEX TO EXHIBITS

Number	Description

4.1

Restated Certificate of Incorporation of HMS Holdings Corp. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to HMS Holdings Corp.’s Registration Statement on Form S-4, File No. 333-100521, filed with the SEC on December 20, 2002)

4.2

Certificate of Amendment of the Certificate of Incorporation of HMS Holdings Corp. (incorporated by reference to Exhibit 3.1(a) to HMS Holdings Corp.’s Registration Statement on Form S-8, File No. 333-108436, filed with the SEC on September 2, 2003)

4.3

Amended and Restated By-laws of HMS Holdings Corp. (incorporated by reference to Exhibit 3.2 to HMS Holdings Corp.’s Current Report on Form 8-K, File No. 000-50194, filed with the SEC on February 24, 2011)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Power of attorney (included on the signature pages of this registration statement)